UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	October 25, 2024

AMERICAN ELECTRIC POWER COMPANY, INC.
(Exact Name of Registrant as Specified in Its Charter)

New York	1-3525	13-4922640
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification
Incorporation)		No.)

1 Riverside Plaza,	Columbus,	OH	43215
(Address of Principal Executive Offices)			(Zip Code)

(Registrant's Telephone Number, Including Area Code)	(614)	716-1000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $6.50 par value	AEP	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

□

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 31, 2024, American Electric Power Company, Inc. (the “Company”) announced that Q. Shane Lies resigned as Executive Vice President and Chief Nuclear Officer of the company effective October 31, 2024 and has been elected by the Company’s Board of Directors as Executive Vice President – Projects and Services of the Company effective November 1, 2024. Mr. Lies has been Executive Vice President and Chief Nuclear Officer of the Company since August 2024, served as Senior Vice President and Chief Nuclear Officer of American Electric Power Service Corporation (“Service Corporation”), the Company’s service company subsidiary, from July 2022 to August 2024, and served as Site Vice President – Donald C. Cook Plant for Indiana Michigan Power Company (“I&M”), a regulated utility subsidiary of the Company, from January 2016 to July 2022.

The Board of Directors also elected Kelly J. Ferneau as Executive Vice President and Chief Nuclear Officer effective November 1, 2024. Ms. Ferneau has been Site Vice President – Donald C. Cook Plant of I&M since July 2022. Prior to that, Ms. Ferneau served in various management roles of increasing responsibility at I&M.

On October 25, 2024, Christian T. Beam, Executive Vice President – Energy Services of the Company, informed the Company that effective February 28, 2025, he will retire from the Company. Effective October 31, 2024, Mr. Beam resigned as Executive Vice President – Energy Services of the Company and has been elected as Executive Vice President – Senior Advisor of the Service Corporation effective November 1, 2024. Mr. Beam will remain with the Company through February 28, 2025 with transitional responsibilities, reporting to William J. Fehrman, Chief Executive Officer of the Company.

On October 31, 2024, the Company announced that, effective October 31, 2024, the position of Executive Vice President - Regulatory and Chief Administrative Officer will be eliminated, resulting in Peggy I. Simmons separating from service with the Company. The elimination of her position and termination of her employment will trigger benefits to her under both the Company’s Executive Severance Plan and the General Severance Plan if Ms. Simmons enters into a severance, release of all claims, and noncompetition agreement (“Agreement”). Under these plans and the Agreement, the Company would provide one-times her current salary and target annual incentive compensation, prorated vesting of restricted stock units and performance shares issued under the Company’s long-term incentive plan (LTIP), up to 12 months of medical and dental benefits at active employee rates and outplacement services. As a condition of receiving these benefits under both the Executive and General Severance Plans, Ms. Simmons would release the Company from all claims that Ms. Simmons may lawfully release, agree not to compete with the Company for one-year, and affirm certain non-solicitation, confidentiality, non-disparagement and cooperation covenants with the Company.

If Ms. Simmons does not execute the Agreement, then she would still be eligible for severance benefits under the General Severance Plan consisting of 2 weeks of her current base salary for each of her 25 full and partial years of service to the Company, prorated vesting of restricted stock units and performance shares issued under the LTIP, up to 12 months of medical and dental benefits at active employee rates and outplacement services. As a condition of receiving these General Severance benefits, Ms. Simmons would release the Company from all claims that may lawfully be released and affirm certain non-solicitation, confidentiality, non-disparagement and cooperation covenants with the Company.

Item 7.01    Regulation FD Disclosure.

On October 31, 2024, the Company issued a press release announcing that, effective October 31, 2024 (i) the position of Executive Vice President - Regulatory and Chief Administrative Officer will be eliminated, resulting in Peggy I. Simmons separating from service with the Company, and (ii) Christian T. Beam resigned as Executive Vice President – Energy Services of the Company. A copy of the Company’s related press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information furnished herewith pursuant to Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing made by the Company under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits

99.1 Press Release dated October 31, 2024

104	Cover Page Interactive Data File - The cover page iXBRL tags are embedded within the inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERICAN ELECTRIC POWER COMPANY, INC.

By:	/s/ David C. House
Name:	David C. House
Title:	Assistant Secretary

October 31, 2024